UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 27, 2018

Universal Logistics Holdings, Inc.

(Exact name of registrant as specified in its charter)

Michigan	0-51142	38-3640097
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road, Warren, Michigan

(Address of principal executive offices)

48089

(Zip Code)

(586) 920-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company        ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 27, 2018, the applicable borrowing subsidiaries of Universal Logistics Holdings, Inc. (the “Company”) entered into a Credit and Security Agreement (the “Credit Agreement”) with Keybank National Association (“KeyBank”), as a lender and administrative agent, providing aggregate borrowing facilities of up to $350,000,000 (which amount may be increased by up to  $100,000,000 upon request).  The Credit Agreements consists of a $150,000,000 term loan and a $200,000,000 revolving credit facility.  Upon closing, the Company borrowed approximately $186.6 million to pay off existing indebtedness and to pay fees and expenses associated with the Credit Agreement.

Term loan proceeds were advanced on November 27, 2018 and mature on November 26, 2023.  The term loan will be repaid in consecutive quarterly installments, as defined in the Credit Agreement, commencing March 31, 2019, with the remaining balance due at maturity.  Borrowings under the revolving credit facility may be made until and mature on November 26, 2023.

Borrowings under the Credit Agreement bear interest at LIBOR or a base rate, plus an applicable margin for each.  The applicable margin fluctuates based the Company’s leverage ratio, as defined in the Credit Agreement.  The current applicable interest rate under the Credit Agreement is generally LIBOR plus 1.75%.  The Credit Agreement also requires the borrowers to pay a quarterly fee to the lenders of 0.25%, subject to adjustment based on the Company’s leverage ratio, times the amount of unused credit commitments.

As security for indebtedness, KeyBank was granted a first priority pledge of the capital stock of the Company’s applicable subsidiaries, as defined in the Credit Agreement. KeyBank was also granted a first priority perfected security interest in cash, deposits, accounts receivable, inventory, equipment, and selected other assets of the applicable borrowers, as defined in the Credit Agreement.

The Credit Agreement includes customary affirmative and negative covenants as well as financial covenants requiring minimum fixed charge coverage and leverage ratios, as defined in the Credit Agreement.  The Credit Agreement contains customary events of default that would permit the lenders to accelerate the loans if not cured within applicable grace periods, including but not limited to the failure to make timely payments under the Credit Agreement, the failure to satisfy covenants, a change in control of the Company or its subsidiaries, and specified events of bankruptcy or insolvency. The Credit Agreement also includes customary mandatory prepayments provisions.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, which is filed as Exhibit 10.1 and is incorporated by reference into this report.

In the ordinary course of their respective businesses, KeyBank and its affiliates have engaged, and may in the future engage, in commercial banking, investment banking, financial advisory or other services with the Company and its borrowing and other subsidiaries for which they have in the past or may in the future receive customary compensation and expense reimbursement.

Item 1.02 Termination of a Material Definitive Agreement.

On November 27, 2018, the Company and its applicable borrowing subsidiaries terminated their existing $180,000,000 Amended and Restated Revolving Credit, Term Loan and Security Agreement with PNC Bank National Association and Steel City Capital Funding, a division of PNC Bank National Association (the “PNC Agreement”), and entered into the new credit agreement set forth under Item 1.01 of this current report on Form 8-K. At the time of termination, the Company repaid approximately $145.8 million in outstanding borrowings under the PNC Agreement, and no termination penalties were paid as a result of the termination.

On November 27, 2018, the Company’s subsidiary, Westport Axle Corp. (“Westport”) terminated its existing $50,000,000 Credit Agreement, as amended, with Comerica Bank (the “Comerica Agreement”), and entered into the new credit agreement set forth under Item 1.01 of this current report on Form 8-K. At the time of termination, Westport repaid approximately $33.7 million in outstanding borrowings under the Comerica Agreement, and no termination penalties were paid as a result of the termination.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 7.01 Regulation FD Disclosure.

On November 28, 2018, the Company issued a press release announcing that it had closed the new credit agreement set forth under Item 1.01 of this current report on Form 8-K.  A copy of the press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits.

Exhibit No.	Description

10.1

Credit and Security Agreement dated as of November 27, 2018 among Universal Management Services, Inc., Cavalry Logistics, LLC, Fore Transportation, Inc., Logistics Insight Corp., Mason Dixon Intermodal, Inc., Southern Counties Express, Inc., Specialized Rail Service, Inc., Universal Logistics Solutions International, Inc., Universal Specialized, Inc., Universal Truckload, Inc., Westport Axle Corp., and Westport Machining, LLC, as borrowers, certain subsidiaries of Universal Logistics Holdings, Inc., as guarantors, and KeyBank National Association as administrative agent and lender.

99.1	Press release dated November 28, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Date: November 29, 2018	/s/ Steven Fitzpatrick
Steven Fitzpatrick
Secretary